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                                                                      EXHIBIT 15



The Board of Directors and Shareholders
Tidewater Inc.


We are aware of the incorporation by reference in the Registration Statements (Forms S-8 No. 33-63094, No. 33-38240, No. 333-32729 and No. 333-47687) of
Tidewater Inc. of our report dated October 16, 1998 relating to the unaudited condensed consolidated interim financial statements of Tidewater Inc. that are included in its Form 10-Q for the quarter ended September 30, 1998.

Pursuant to Rule 436(c) of the Securities Act of 1933, our report is not a part of the registration statements prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.


                                                            Ernst & Young LLP

New Orleans, Louisiana
October 16, 1998




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